SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 29, 2007

ASTEA INTERNATIONAL INC.
(Exact name of registrant as specified in its charter)

Delaware	0-26330	23-2119058
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

240 Gibraltar Road
Horsham, Pennsylvania 19044
(Address of principal executive offices, including zip code)

(215) 682-2500
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13-4(c))

ITEM 4.02.  Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

In connection with the 2006 audit of the financial statements of Astea International Inc. (the “Company”), BDO Seidman LLP, the Company’s independent registered public accounting firm, identified and notified the Company in mid-March of a potential error in the Company’s accounting for revenue recognition relating to a particular contract from 2004 from the Company’s United Kingdom subsidiary (the “Contract”). On March 29, 2007, the Company’s Audit Committee concluded, based on the mid-March notice from BDO Seidman LLP and the recommendation of the Company’s management, that the Company’s previously issued financial statements for fiscal 2004 and 2005 (which will be included in our Form 10-K for the year ended December 31, 2006), as well as the fourth quarter of 2004 and all interim periods from the first quarter of 2005 through the third quarter of 2006, should be restated. On March 29, 2007, BDO Seidman LLP notified the Company that such financial statements should be restated. All revenue related to the Contract, including license, service, and maintenance, is expected to be recognized in the first quarter of 2007, with the exception of certain post contract support revenue, which will be recognized ratably over 2007 and 2008. The Company has already received the majority of the cash related to the Contract, having received $1,394,000 out of the total billings from 2004 through 2006 of $1,679,000.

The modifications contained in the restated financial statements relate to revenue and deferred revenues. These changes affected two of the elements of cash flow from operations, decreasing net income (or increasing net loss as applicable) and increasing deferred revenue in equal amounts, but did not have any impact to net cash flow from operations as reported in the statements of cash flows. The total impact of this restatement on the Company’s statements of operations was to decrease the net income for the year ended December 31, 2005 by $610,000 or $.20 per share, and to decrease net income for the year ended December 31, 2004 by $611,000 or $.21 per share. For the interim quarters in 2006, the effect was to increase the net loss for the first quarter by $36,000 or $.01 per share, to increase the net loss for the second quarter by $126,000 or $.03 per share, and to decrease the net income by $129,000 or $.04 per share for the third quarter.

The Contract was executed in the fourth quarter of 2004. The Company believed at the time it filed its 2004 Form 10-K, which included audited financial statements for the year ended December 31, 2004, that the Contract was properly recognized as license revenue in 2004. In addition, the Company believed at the time it filed its 2005 Form 10-K, which included audited financial statements for the year December 31, 2005, that the maintenance and service related to the Contract were properly recognized as revenue in 2005. Notwithstanding the preceding, during the 2006 audit it was determined that the Contract contained a specified upgrade right, which would entail deferring the recognition of revenue until delivery and acceptance of that element of the Contract. According to accounting requirements, a specified upgrade right must be valued using vendor specific objective evidence (“VSOE”). The Company uses the residual method for recognizing revenue on its software licenses. In such instances, the accounting rules state that VSOE for a specified upgrade right cannot be determined and therefore, revenue must be deferred until the specified upgrade is delivered. Although the specified upgrade was delivered in the first quarter of 2005, changes in the customer’s requirements and subsequent concessions granted by the Company in October 2005 (which included an additional specified upgrade right), further delayed the Company’s ability to establish that delivery and acceptance of the license had occurred The Company delivered the upgrade in the first quarter of 2007. Due to the extension of the final delivered element, proper accounting treatment for such a transaction is to defer recognizing all revenue in an arrangement until all undelivered elements without VSOE are delivered and accepted. Accordingly, all revenue, including license, service and maintenance must be deferred until the delivery and acceptance of the final element. Therefore, the Company is restating its financial statements to defer all license revenue and service and maintenance revenue recognized in relation to the Contract in 2004, 2005 and the first three quarters of 2006. Thus, on March 29, 2007, the Audit Committee determined that the Company’s unaudited interim financial statements for the quarterly periods ended December 31. 2004, March 31, 2005, June 30, 2005, September 30, 2005, March 31, 2006, June 30, 2006 and September 30, 2006, as well as its audited financial statements for the years ended December 31, 2004 and 2005 should no longer be relied on.

The Company anticipates filing the corrections to its quarterly financial statements on Forms 10-Q/A in the near future. The Company’s 2006 Form 10-K, which will be filed with the Securities and Exchange Commission on April 2, 2007, reflects these adjustments and contains additional information regarding this matter.

Item 9.01.  Financial Statements and Exhibits.

(c) Exhibits

99.1     Letter from BDO Seidman dated April 2, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASTEA INTERNATIONAL INC.

By: /s/ JOHN TOBIN

John Tobin
President and General Counsel

Dated:   April 2, 2007